Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500

POLARIS REPORTS RECORD FIRST QUARTER 2005 RESULTS;
EARNINGS PER SHARE FROM CONTINUING OPERATIONS UP 11 PERCENT ON 9 PERCENT SALES GROWTH

First Quarter Highlights:

•	28th consecutive quarter of increased sales and earnings per share from continuing operations

•	Victory motorcycle sales grew 12%, ATV sales grew 12%, International sales increased 24%, and PG&A sales were up 8%

•	Improved earnings per share during the first quarter driven by higher sales and reduced operating expense, as a percent of sales.

•	Confirm full year 2005 earnings per share guidance of $3.28 to $3.42 per share, an increase of 8% to 13% over the prior year

Note: All periods presented reflect the classification of the marine products division’s financial results as discontinued operations.

MINNEAPOLIS (April 14, 2005) — Polaris Industries Inc. (NYSE/PSE: PII) today reported record first quarter net income from continuing operations of $0.42 per diluted share for the quarter ended March 31, 2005, an 11 percent increase over the prior year first quarter net income from continuing operations of $0.38 per diluted share. Higher sales volume compared to last year’s first quarter along with lower operating expenses, as a percent of sales, contributed to the first quarter 2005 earnings increase. Reported net income from continuing operations for the first quarter 2005 was a record $19.1 million, a 12 percent increase over the prior year first quarter net income from continuing operations of $17.1 million. Sales from continuing operations for the first quarter 2005 totaled a record $358.3 million, up nine percent from last year’s first quarter sales from continuing operations of $329.0 million.

“Despite a difficult external environment and higher commodity costs during the first quarter, we were able to show improved earnings for the 28th consecutive quarter,” commented Mr. Tom Tiller, Chief Executive Officer of Polaris. “Although we expect this year will be challenging, we remain confident in our ability to manage through these external uncertainties as we have in the past and achieve another record year of sales and earnings for the Company.”

Discontinued operations results
The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results are being reported separately as discontinued operations for all periods presented. The Company’s first quarter 2005 loss from discontinued operations was $0.3 million, net of tax, or less than $0.01 per diluted share, compared to a loss of $2.8 million, net of tax, or $0.06 per diluted share in the first quarter 2004. Reported net income for the first quarter 2005, including both continuing and discontinued operations, was $18.8 million, or $0.42 per diluted share compared to $14.3 million, or $0.32 per diluted share in the first quarter of 2004.

	1st Quarter ended March 31,
(In millions except per share data)	2005	2004	Change
Sales from continuing operations	$358.3	$329.0	9%

Operating income from continuing operations	$29.3	$26.5	11%

Net Income from continuing operations	$19.1	$17.1	12%

Earnings per share from continuing operations (diluted)	$0.42	$0.38	11%

Net Income	$18.8	$14.3	32%

Earnings per share (diluted)	$0.42	$0.32	28%

Note: All periods presented reflect the classification of marine products division’s financial results as discontinued operations.

ATV (all-terrain vehicle) sales in the first quarter 2005 increased 12 percent over the first quarter 2004. Continued strong growth in the RANGER™ product line, increasing demand for the new Sportsman 800 EFI (electronic fuel injection) ATV and the new value priced Phoenix ATV, and continued strong international sales growth were the primary contributors to the ATV sales growth for the first quarter 2005. In addition, the average sales price per unit for ATVs increased six percent in the first quarter 2005 compared to the first quarter 2004 as a result of the higher RANGER™ shipments and a positive product mix change.

Sales of Victory motorcycles increased 12 percent during the first quarter 2005 compared to the first quarter 2004. The increase is attributable to ongoing positive brand recognition, consumer acceptance of the new Victory motorcycles including the Vegas, Kingpin and the all new Hammer model which began shipping in March 2005 and an improved dealer network.

Parts, Garments, and Accessories sales increased 8 percent during the first quarter 2005 compared to last year’s first quarter. The PG&A business was positively impacted primarily by stronger sales for ATV parts and accessory sales. Specifically, the new Lock and Ride accessories for ATV and RANGER™ have been well received by Polaris ATV buyers for their versatility and ease of installation.

Snowmobile sales decreased to $7.2 million for the first quarter 2005 compared to the prior year’s first quarter sales of $13.3 million. Last year sales in the first quarter were higher than normal due to increased late season dealer demand resulting from better snowfall in January through March of 2004. Snowfall in the first quarter of 2005 was below normal across many of the regions in the snowbelt of North America, causing dealer inventories of snowmobiles to be at higher levels at the end of the riding season compared to last years levels.

Gross profit increased nine percent to $84.5 million for the first quarter of 2005 compared to $77.5 million for the first quarter of 2004. Gross profit, as a percentage of sales, was 23.6 percent for the first quarter 2005, flat with the first quarter of 2004. The gross profit margin continued to benefit from production efficiency gains and ongoing cost reduction efforts, as well as a net positive impact of currency fluctuations during the quarter. However, these improvements, in aggregate, were offset by increased raw material costs, primarily for steel and other commodities, and higher transportation and fuel costs incurred in the first quarter of 2005 when compared to the first quarter 2004.

For the first quarter 2005, operating expenses increased eight percent to $63.7 million compared to $59.2 million for the first quarter 2004. As a percent of sales, operating expenses improved to 17.8 percent, a decrease from 18.0 percent in the first quarter. Lower sales and marketing expenses in the first quarter 2005 were offset by a 23 percent increase in research and development expenditures as Polaris continues with initiatives to accelerate the design and introduction of new products. The Company’s new research, testing and technology center in Wyoming, Minnesota is on schedule to open in the second quarter 2005.

Income from financial services increased five percent to $8.5 million in the first quarter 2005, up from $8.1 million in the first quarter 2004 primarily a result of the increased profitability generated from the wholesale receivable portfolio of Polaris Acceptance.

Financial position and cash flow

Polaris historically experiences the highest demand for cash during the first quarter of each year. Net cash used for operating activities of continuing operations totaled $58.7 million for the first quarter ended March 31, 2005 compared to $24.3 million used in the first quarter of 2004. An increase in inventories at March 31, 2005 compared to the prior year first quarter was the primary reason for the increased use of net cash from operating activities of continuing operations during the first quarter of 2005. The Company’s debt to total capital ratio declined to five percent at March 31, 2005 compared to seven percent a year ago.

Share buyback continues

During the first quarter 2005 the Company repurchased and retired 304,000 shares of its common stock at a cost of $21.5 million. Since inception of the share repurchase program in 1996, 20.3 million shares have been repurchased at an average price of $23.18 per share. Under the Board of Directors’ current authorization, approximately 2.7 million shares of Polaris stock are available for repurchase.

2005 Business Outlook

For the full year 2005, Polaris’ previously issued earnings per share from continuing operations guidance remains unchanged and is expected to be in the range of $3.28 to $3.42 per diluted share, an eight percent to thirteen percent increase over the full year 2004 results of $3.04 diluted per share. Sales growth guidance for the full year 2005 also remains unchanged and is expected to be in the range of seven percent to ten percent compared to 2004.

“I remain confident that we can achieve another record year in sales and earnings in 2005, marking our 24th consecutive year of record earnings,” stated Mr. Tiller. “There are challenges that lie ahead of us including ongoing pressure from increasing product costs, particularly steel and transportation and the continued lack of good snowfall which is negatively impacting our snowmobile business. However, we have a plan to mitigate these challenges as the year progresses. We are confident that we will continue to experience strong growth in our RANGER™ utility vehicles and our international business. Additionally, our motorcycle business continues to show improvement across the board, particularly in brand awareness, product quality and its dealer network.” Tiller continued, ”As always we will rely upon our greatest asset, our people, to overcome the challenges and continue to capitalize on the opportunities we see for the Company.”

Conference Call to be Held

Today at 9:00 AM (CDT) Polaris Industries Inc. will host its quarterly earnings conference call. The conference call is accessible by dialing 800-819-9193 in the U.S. or 913-981-4911 for Canada and International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available through Thursday, April 21, 2005 by dialing 888-203-1112 in the U.S., or 719-457-0820 for Canada and International calls and entering passcode 3739541, and on Polaris’ web site.

About Polaris

Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

With annual 2004 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

Polaris is the recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2005 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; higher commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
and Other Selected Financial Information
(In Thousands, Except Per Share Data)
UNAUDITED

	First Quarter Ended March 31,
	2005	2004
Sales	$358,312	$328,997
Cost of sales	273,825	251,466

Gross profit	84,487	77,531
Operating expenses
Selling and marketing	27,131	28,115
Research and development	16,223	13,202
General and administrative	20,394	17,871

Total operating expenses	63,748	59,188
Income from financial services	8,542	8,136

Operating Income	29,281	26,479
Non-operating Expense (Income):
Interest expense	575	524
Other expense (income) net	171	371

Income before income taxes	28,535	25,584
Provision for Income Taxes	9,417	8,442

Net Income from continuing operations	$19,118	$17,142

Loss from discontinued operations, net of tax	(275)	(2,837)

Net Income	$18,843	$14,305

Basic Net Income per share
Continuing operations	$0.45	$0.40
Loss from discontinued operations	(0.01)	(0.06)

Net Income	$0.44	$0.34

Diluted Net Income per share
Continuing operations	$0.42	$0.38
Loss from discontinued operations	(0.00)	(0.06)

Net Income	$0.42	$0.32

Weighted average shares outstanding:
Basic	42,817	42,570
Diluted	45,000	45,248

Selected Balance Sheet Data	March 31, 2005	March 31, 2004
Cash and cash equivalents	$41,257	$26,269
Trade receivables, net	61,625	52,346
Inventories	229,257	185,784
Total assets	736,768	631,980
Accounts payable	118,992	87,979
Borrowings under credit agreement	18,000	25,004
Shareholders’ equity	364,741	315,158

	First Quarter Ended March 31,
			%
Business Unit Information	2005	2004	change
Snowmobiles	$7,217	$13,322	(46)%
All-terrain Vehicles	265,946	237,854	12%
Victory Motorcycles	23,406	20,853	12%
Parts, Garments & Accessories	61,743	56,968	8%

Total Sales	$358,312	$328,997	9%